EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2024 relating to the financial statements of CaliberCos Inc., appearing in the Annual Report on Form 10-K of CaliberCos Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
Tempe, Arizona
June 14, 2024